Exhibit 10.58

July 23, 2004

Kevin Johnson

Re:                               Employment Severance Provisions

Dear Kevin:

We at Specialty appreciate the important contributions you have made and continue to make, and we recognize the significant skills and leadership you provide to our organization on a daily basis.

In order to provide you with an added level of security while working at Specialty, and reiterate our appreciation of your efforts, we are providing you with additional protection provisions to the terms of your employment.  Accordingly, in the event your employment is terminated other than for Cause (as defined below), the company will pay you severance pay in the amount equivalent to six (6) months of your then-current base salary.  Payment of the severance pay will be either a lump sum or on a bi-weekly basis, in the sole discretion of the company.  The payment of this severance pay is expressly contingent on your executing a general release of claims (in form and substance substantially similar to that in Exhibit A hereto or such other form as mutually agreed to by you and the company).

For purposes of this offer, “Cause” shall mean a reasonable belief by the company that you have engaged in any one or more of the following:  (i) financial dishonesty, including, without limitation, misappropriation of a material or substantial quantity of company funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of the company without the informed, prior written approval of the company; (ii) gross insubordination; (iii) gross negligence or reckless or willful misconduct in the performance of your duties; (iv) misconduct which has a materially adverse effect upon the company’s business or reputation; (v) the conviction of, or plea of nolo contendre to, any felony involving moral turpitude or fraud; or (vi) a material violation of company policies including, without limitation, the company’s policies on equal employment opportunity and prohibition of unlawful harassment.

The company will deduct and withhold from the severance pay any and all applicable Federal, state and local income and employment withholding taxes, as well as any other amounts required or authorized by you to be deducted or withheld under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

Other than as stated herein, the terms of your employment (including all the provisions and policies set forth in the Employee/Team Member Handbook) remain the same, and in effect (including the “at will” nature of your employment).

We are hopeful that this offer will provide you with some added security and allow you to continue your valuable contributions to Specialty.

If you are in agreement with the terms set forth herein, please countersign below on or before the end of business July 31, 2004.

Sincerely,

/s/ Nicholas R. Simmons
Nicholas R. Simmons
Vice-President & General Counsel

Agreed and accepted:

/s/ Kevin Johnson
Kevin Johnson

cc: Human Resources

Exhibit A

Form of General Release

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (“Agreement”) is voluntarily entered into by «NAME» (“Executive”) and Specialty Laboratories, Inc. (“Specialty” or “Company”) to settle fully and finally all obligations and/or differences between them, disputed and/or undisputed, arising out of, relating to or resulting from Executive’s employment with Specialty and separation from employment.  Executive and Specialty agree:

1.                                       Executive’s employment with Specialty will terminate/terminated effective «TERMDATE».  On that date Executive’s employment with Specialty will/did automatically and immediately cease for all purposes except as provided below.  Also on that date, the Company will/did provide the Executive with a final paycheck which will include payment for hours worked up through and including «TERMDATE», plus all earned and untaken vacation.

2.                                       As full and final settlement of all claims, demands, damages, liabilities and/or causes of action of any kind whatsoever, known or unknown (“Claims”) that Executive has or may have against Specialty, its officers, directors, shareholders, owners, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, agents, employees and representatives (“Specialty, et al”), and in reliance upon Executive’s termination of employment, release, covenants and promises contained herein, Specialty agrees to provide Executive with the severance benefits provided for and described in the Employment Agreement between Specialty and Executive dated September 11, 2003.

3.                                       In consideration of the above, Executive and Specialty waive, release and forever discharge each other, et al, from all Claims that Executive or Specialty has or may have against each other, et al, arising out of, relating to, or resulting from any events occurring before the execution of this Agreement, including but not limited to any Claims arising out of, relating to or resulting from Executive’s employment with Specialty, the cessation of that employment, any Claims for violation of Specialty’s policies or procedures, wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, negligent and/or intentional infliction of emotional distress and/or stress, negligence, injury to the psyche and/or internal organs, negligent and/or intentional misrepresentation, fraud and/or deceit, defamation and/or invasion of privacy, any claims for physical, mental and/or psychological injuries, attorneys’ fees, costs, any Claims under the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Employee Retirement Income Security Act of 1974 and/or any Claims under any other federal, state of local law, constitution, regulation or ordinance.  Executive and Specialty further agree not to bring, continue or maintain any legal proceedings of any nature whatsoever against each other, et al, before any court, administrative agency, arbitrator or any other tribunal or forum by reason of any such Claims.  Specifically included in this release are all Claims of age discrimination, whether under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., the California Fair Employment and Housing Act, California Government Code Section 12941 et seq. or any other law.

4.                                       This Agreement is intended to be effective as a bar to all Claims as stated in paragraph 3.  Accordingly, Executive and Specialty hereby expressly waive all rights and benefits conferred by Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive and Specialty acknowledge that they may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected this Agreement, may have materially affected this settlement.  Nevertheless, Executive and Specialty hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive and Specialty acknowledge that they understand the significance and consequence of such release and such specific waiver of Section 1542.

5.                                       Executive acknowledges and agrees he/she has signed, or concurrent with this Agreement is signing, the “Agreement with Respect to Confidential Information, Inventions and Works of Authorship” (“Confidentiality Agreement”), which is fully incorporated herein by this reference.  Executive warrants and represents he/she has not breached any of his obligations under the Confidentiality Agreement and agrees to abide by all promises, terms, obligations and covenants agreed to, made and/or assumed by Executive under the Confidentiality Agreement.

6.                                       Executive acknowledges and agrees he/she will make only truthful remarks and statements about and will not disparage Specialty and/or Specialty’s business operations, products, services, practices, procedures, policies, officers, directors, shareholders, agents, employee and representatives.  The Company acknowledges and agrees that no member of Company senior management will make disparaging or untrue remarks about Executive.

7.                                       Executive agrees that upon termination of employment with the Company, Executive will promptly transfer to the Company, all drawings, manuals, guides, records, notebooks, papers, writings, computer software or programs in any form and other documents and materials, including all copies thereof, which are in Executive’s possession or under Executive’s control, whether or not such items were prepared by Executive, which would not be in the possession of the Executive except for the employment of the Executive by the Company.

8.                                       Executive agrees not to disclose this Agreement or any of its terms to anyone except his attorney, or tax advisor, if any.

9.                                       Specialty expressly denies any violation of any of its policies, procedures, state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Executive and Specialty relating to any alleged violation of Specialty’s policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Specialty of any violation of its policies, procedures, state or federal laws or regulations.

10.                                 The consideration described in paragraph 2 above constitutes the sole and exclusive consideration provided Executive under this Agreement.  Executive acknowledges and agrees he/she has received all wages, bonuses, commissions, compensation remuneration, and all other moneys due him/her arising out of, relating to or resulting from his employment with Specialty, including but not limited to all moneys due him/her under any and all benefit plans established and/or maintained by Specialty.

11.                                 Executive and Specialty each represent and warrant they have not transferred or assigned to any person or entity any rights or Claims released herein.

12.                                 This Agreement is binding upon and inures to the benefits of Executive’s spouse, family, heirs, successors, assigns, executors, administrators and personal representatives and is binding upon the inures to the benefit of the successors and assigns of Specialty.

13.                                 Except as explicitly provided herein, neither party will be liable to the other party for any costs or attorneys’ fees, including any provided by statutes.

14.                                 Executive fully understands, acknowledges and agrees among the various rights and Claims he/she is waiving, releasing and forever discharging by the execution of this Agreement are all rights and Claims arising under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et. seq.  Executive further understands, acknowledges and agrees that:

a.                                       In return for this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement.

b.                                      Executive was given a copy of this Agreement on                    , and informed that Executive has been given forty-five (45) days within which to consider this Agreement;

c.                                       Executive has carefully read and fully understands all of the provisions of this Agreement;

d.                                      Executive is, by the execution of this Agreement, waiving, releasing and forever discharging Specialty, et al, from all Claims that he/she has or may have against Specialty, et al, individually and/or collectively, including but not limited to all Claims of age discrimination;

e.                                       Executive was previously advised, and is hereby further advised, in writing to consult with an attorney before executing this Agreement; and

f.                                         Executive was informed that Executive has a period of seven (7) days following the execution of this Agreement by both parties to revoke this Agreement by providing written notice of such revocation to Specialty’s Human Resources Department and was previously advised, and is hereby further advised, in writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without him/her having exercised his right of revocation; and

15.                                 This is the entire agreement between the parties and supersedes all previous negotiations, agreements and understandings, with the exception of the Confidentiality Agreement referenced in Section 5 herein and the surviving provisions of the Employment Agreement.  Any oral representations regarding this Agreement shall have no force or effect.  No modifications of this Agreement can be made except in writing signed by Executive and an authorized representative of Specialty.  If any action or other legal proceeding is brought by either party for damages, specific performance or other injunctive relief by reason of any asserted violation of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney fees.

16.                                 Executive acknowledges and agrees that he/she has been advised this Agreement is a final and binding legal document, that he/she has had reasonable and sufficient time and opportunity to consult with an attorney of his own choosing before signing this Agreement and that in signing this Agreement, he/she has acted voluntarily of his own free will and has not relied upon any representation made by Specialty or any of its agents, employees or representatives regarding this Agreement’s subject matter or its effect.

17.                                 Executive agrees to return all Company property, including but not limited to all computer equipment, credit cards, telephone equipment, and dictation equipment.  Executive also agrees to provide a final reconciliation of all cash advances, travel advances, along with incurred authorized expenses as substantiated by appropriate receipts.  Executive agrees that failure to return all Company property and/or provide proper documentation to account for any outstanding travel or cash advances within seven (7) days of Executive’s execution of this Agreement shall make this Agreement null and void.

18.                                 Executive agrees that he/she will make himself available at mutually agreeable times as requested by Specialty to use his best efforts to cooperate with Specialty in any litigation or government investigations or proceedings now pending or which may later arise in which Specialty requires or desires his cooperation as a witness or otherwise.  Specialty will reimburse Executive for reasonable travel and other out-of-pocket expenses incurred as a result of providing such cooperation.  It is understood that Executive’s availability will be for reasonable periods of time during normal business and employment activities elsewhere and that his availability for assistance in such litigation activities on behalf of Specialty will not unreasonably interfere with his efforts to pursue such other business and employment activities.

19.                                 Any dispute or controversy between Executive, on the one hand, and Specialty, on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code §§ 1282 – 1284.2.  In the event of such arbitration, unless otherwise required by law, each party shall pay its own attorneys’ fees and costs and Specialty shall pay the arbitrator’s fees, and any and all other administrative costs of the arbitration.  Notwithstanding any provision in this Section 19, neither party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach or threatened breach of the Confidentiality Agreement or any other confidentiality obligations owed to the other party.  The provisions of this Section 19 supercede and replace in their entirety any prior arbitration agreement(s) that may exist between Executive and Specialty.

20.                                 If any provision of this Agreement or the application thereof is held invalid the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

I HAVE COMPLETELY AND CAREFULLY READ THE FOREGOING, INCLUDING THE WAIVER AND RELEASE OF CLAIMS SET FORTH IN PARAGRAPHS 2, 3, 4, 10, 13, AND 14 ABOVE AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ITS TERMS.

THIS AGREEMENT CONTAINS A WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

Dated:
Kevin Johnson

SPECIALTY LABORATORIES, INC.

Dated:	By: